SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 26, 1997



      EMPIRE COMMUNICATIONS CORPORATION, f/k/a/ LITIGATION ECONOMICS, INC.
     ---------------------------------------------------------------------
             Exact name of registrant as specified in its charter



       Nevada                        333-16031                86-0793960
-------------------------------------------------------------------------------
State or other jurisdiction       Commission File No.       IRS Employer ID #
   of incorporation


               10670 North Central Expressway, Dallas, Texas 75231
             -------------------------------------------------------
               Address and zip code of principal executive offices



                           214-750-1323, Extension 26
                   -----------------------------------------
                          Registrant's telephone number



Item 1.  Changes in Control of Registrant

   On March 16, 1998, Empire Financial Investments LLC, a Texas limited liability company ("Empire"), purchased 2,350,000 shares of the Registrant's new Series A Convertible Preferred Stock. As of March 16, 1998, these shares and the common share votes associated with these Series A Preferred shares, constituted approximately 77.9% of total common share votes of the Company, and constituted approximately 54% of the total equity securities of the Company.

   The Company's executive offices were relocated to space provided by Empire at its offices in Dallas, Texas.

   Empire is a controlled subsidiary of Empire Financial Corporation ("EFC"), a Texas-based merchant banking and investment firm headquartered in Dallas, Texas. EFC is actively engaged in the acquisition and development of operating companies, focused on industrial production and commercial distribution businesses. EFC was originally incorporated by C. W. Murchison, Jr. and Louis A. Farris, Jr. for the purposes of private investment and merchant banking. Mr. Murchison is deceased and Mr. Farris is now the principal of EFC. Mr. Farris has been elected as Chairman and Chief Executive Officer of the Company as of March 13, 1998.


Item 2.  Acquisition or Disposition of Assets

   On March 13, 1998, the Board of Directors of the Company approved the assignment to the Company, and the Company's assumption of, Empire's agreement with Deluxe Corporation for the acquisition by Empire of two of Deluxe Corporation's operating businesses: specifically all of the equity securities of PaperDirect, Inc. and all of the assets of Current Social Expressions, Inc. The Company is obligated to pay Deluxe Corporation $80,000,000 for these businesses, and the Company intends to raise this money through a combination of leveraged acquisition debt, using the assets being acquired as collateral, and new equity funding, including the $1,500,000 capital infusion from Empire discussed under
Item 1, above. The Company is currently developing a private offering of equity securities to complete the acquisition funding for the PaperDirect/Social Expressions transaction. The PaperDirect/Social Expressions transaction is expected to close on or before April 27, 1998.

   Also on March 13, 1998, the Shareholders and the Board of Directors of the Company approved the sale of all of the Company's interest in G.E.C., Inc. to Cornelius A. Hofman II, the former President and Chief Executive Officer of the Company. G.E.C., Inc. was the Company's sole operating subsidiary through which it conducted its historical economic consulting business. This sale was made for $130,000, being paid $10,000 in cash and $120,000 through the surrender by Mr. Hofman of 1,200,000 shares of common stock. The shares surrendered by Mr. Hofman are now held as treasury shares.


Item 3.  Bankruptcy or Receivership

   Not Applicable.


Item 4.  Changes in Registrant's Certifying Accountant

   Not Applicable.


Item 5.  Other Events

   On March 12, 1998, the Board of Directors of the Company declared a 2 for 1 forward split of the outstanding common stock, in the form of a 100% stock dividend distributed to shareholders of record on March 1, 1998, payable on March 13, 1998.

   As a result of this 2-for 1 forward stock split, the Company had 2,000,000 shares of common stock and 2,350,000 shares of Series A Convertible Preferred Stock issued and outstanding as of the date of this Report, after taking into account the 1,200,000 share surrendered by Mr. Hofman.


Item 6.  Resignation of Registrant's Directors

   In connection with Empire's investment in the Company, (see Item 1, above) Messrs. Louis A. Farris, Jr., Wilson A. Hanna, Jon H. Fleming, Ph.D., H. William Coogan, Jr., Lee A. Meyer and Kenneth C. Lowe were elected to the Company's Board of Directors by action of the existing Directors on March 13, 1998. Effective on March 14, 1998, Cornelius A. Hofman II, Stacey A. Hofman and Cornelius Hofman resigned as Executive Officers and Directors.


Item 7.  Financial Statement, Pro Forma Financial Information and Exhibits

   Not Applicable.


Item 8.  Changes in Fiscal Year

   Not Applicable.


Item 9.  Sales of equity securities pursuant to Regulation S

            Not Applicable.

   The following Exhibits are filed with the Report.

         Exhibit No.             Description

            2.1 Agreement of Sale, between Litigation Economics, Inc. and Cornelius A. Hofman II, dated March 13, 1998.

            2.2 Stock Purchase Agreement between Litigation Economics, Inc. and Empire Financial Investments LLC, dated
                       March 13, 1998.

            3.1        Certificate of Amendment to Articles of Incorporation

                                          EMPIRE COMMUNICATIONS CORPORATION

                                          /s/ Louis A. Farris, Jr.
                                          -----------------------------------
                                          Louis A. Farris, Jr.,
                                          Chairman and Chief Executive Officer
Dated:  March 27, 1998